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                                                              Exhibit 99(c)(1)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated September 3, 1999, by and between DLZ Corp., a California corporation ("PURCHASER"), and Digital Link Corporation, a California corporation (the "COMPANY").

         WHEREAS, pursuant to this Agreement, Purchaser will commence a tender offer to purchase all outstanding shares (the "SHARES") of common stock, no par value, of the Company (the "COMPANY COMMON STOCK"), at a price of $10.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "OFFER TO PURCHASE") of Purchaser and the related Letter of Transmittal (collectively, the "OFFER"), which will be filed as exhibits to each of (a) the Tender Offer Statement on Schedule 14D-1 filed by Purchaser (together with all supplements or amendments thereto, the "SCHEDULE 14D-1") and (b) the Transaction Statement on
Schedule 13E-3 filed by Purchaser (together with all supplements or amendments thereto, the "SCHEDULE 13E-3") in respect of the Offer to be filed by Purchaser with the Securities and Exchange Commission (the "SEC");

         WHEREAS, each of the Board of Directors of the Company (the "COMPANY BOARD") and a special committee of the Company Board consisting of the disinterested directors of the Company Board, none of whom is affiliated with Purchaser (the "SPECIAL COMMITTEE"), has (i) determined that the consideration to be paid for each Share in the Offer and in the Merger (as defined) is fair and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend acceptance of the Offer and the Merger and approval of this Agreement by such shareholders;

         WHEREAS, the sole director of Purchaser and the sole shareholder of Purchaser have each approved the Offer and the subsequent merger of Purchaser with the Company in accordance with the terms of this Agreement and the California General Corporation Law (the "CGCL").

         NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I.
                                   DEFINITIONS

         1.1 DEFINITIONS. For purposes of this Agreement and in addition to any and all definitions and interpretations otherwise provided throughout this Agreement, the following terms shall have the meanings set forth below. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on reference.

         "Articles of Incorporation" shall mean the Articles of Incorporation of the Company.

         "California Agreement of Merger" shall have the meaning set forth in
Section 3.2.

         "Certificate" or "Certificates" shall mean the certificates that, immediately prior to the Effective Time, represent issued and outstanding Shares.

         "Closing" shall have the meaning set forth in Section 9.1.
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         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Constituent Corporations" shall mean Purchaser and the Company.

         "Director" shall mean a member of the Company Board as of the date hereof.

         "Dissenting Shares" shall mean Shares that are not voted in favor of the approval and adoption of the Merger and with respect to which appraisal rights are demanded and perfected in accordance with Section 1300 of the CGCL and not withdrawn.

         "Dissenting Shareholders" shall mean the shareholders of the Company who hold Dissenting Shares.

         "Effective Time" shall have the meaning set forth in Section 3.2.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Expiration Date" shall mean the scheduled expiration date and the time the Offer is, from time to time, set to expire.

         "Funds" shall have the meaning set forth in Section 4.2.1.

         "HSR Act" means the Hart-Scott-Rodino" Antitrust Improvements Act of 1976.

         "Indemnified Parties" shall mean each present and former director of the Company.

         "Material Adverse Effect" shall mean a material adverse effect on the business, assets, financial condition or results of operation of the Company or on the ability of the Company or Purchaser to consummate the transactions contemplated by this Agreement, or any event or events which, individually or in the aggregate, constitute or, with the passage of time, would constitute a Material Adverse Effect; provided, however, that there shall not be deemed a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement if such material adverse effect is caused by the action or inaction of Purchaser or Purchaser's affiliates and there shall not be deemed to be a material adverse effect on the business, assets, financial condition results of operations of the Company or on the ability of the Company to consummate the transactions contemplated by Agreement if such effect is proximately caused by breach of Section 7.8.

         "Merger" shall have the meaning set forth in Section 3.1.

         "Merger Consideration" shall have the meaning set forth in Section
4.1.1.

         "Offer Conditions" shall have the meaning set forth in Section 2.1.1.

         "Offer Documents" shall mean the documents pursuant to which the Offer will be made, including all materials required to be transmitted to shareholders pursuant to Regulation 14D-1 and Regulation 13E-3 of the Exchange Act, together with any supplements or amendments thereto.


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         "Other Filings" shall have the meaning set forth in Section 3.9.

         "Paying Agent" shall have the meaning set forth in Section 4.2.1.

         "Proxy Statement" shall mean any proxy statement distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Staff" shall mean the employees, representatives and other staff of the SEC.

         "Shareholders' Meeting" shall mean any special meeting of the shareholders of the Company held for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby and thereby.

         "Special Committee" shall mean a committee of the Board of Directors composed of all directors of the Company who are not affiliated with Purchaser.

         "Surviving Corporation" shall mean the Company after the Merger.

         "Transfer Agent" shall mean the transfer agent selected by the Company.

                                   ARTICLE II.
                                THE TENDER OFFER

         2.1 THE OFFER.

             2.1.1 TERMS OF OFFER. As promptly as practicable following the execution hereof, Purchaser will file the Schedule 14D-1 and the Offer to Purchase as an exhibit thereto setting forth the terms of the Offer and providing (i) for a purchase price per Share of $10.30 (the "PER SHARE PRICE")
(ii) that the initial expiration of the Offer shall be no earlier than 12:00 midnight on October 15, 1999 and (iii) for the consummation of the Offer to be subject only to the conditions (the "OFFER CONDITIONS") set forth on ANNEX A attached hereto. Without the prior written consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Price, (iii) extend the Offer if all of the Offer Conditions have been satisfied or waived, (iv) change the form of consideration payable in the Offer,
(v) amend, modify or add to the Offer Conditions, (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares, or (vii) waive the Minimum Condition. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental authority or agency (domestic, foreign or supranational) applicable to the Offer, and (C) extend the Offer on one or more occasions for an aggregate of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clauses (A) and (B) of this sentence in order to obtain Shares which, together with Shares previously held by Purchaser, constitute at least ninety percent (90%) of the outstanding Shares; provided, however, that (i) Purchaser shall extend the Offer up to twenty business days following its initial expiration upon the prior reasonable request by the Special Committee and (ii) Purchaser shall not extend the offer beyond twenty business days


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following its initial expiration without the prior consent of the Special
Committee. It is agreed that the conditions set forth in ANNEX A are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser) or may be waived by Purchaser, in whole or in part at any time and from time to time, in Purchaser's discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties. Purchaser will promptly pay for all Shares tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

             2.1.2 SCHEDULE 14D-1 AND SCHEDULE 13E-3. As promptly as reasonably practicable following execution of this Agreement, Purchaser shall file with the SEC a Schedule 14D-1 and a Schedule 13E-3, which shall reflect the terms of the Offer. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation will be made by Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents, and the Offer Documents may contain a disclaimer to such effect. Each of Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to the extent practicable to review and comment upon the Offer Documents and all amendments and supplements to the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company.

         2.2 COMPANY ACTION.

             2.2.1 APPROVAL OF OFFER. The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that each of the Special Committee and the Company Board, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and taking all other action necessary to render any state takeover statutes inapplicable to the Offer, the Merger and the transactions contemplated thereby and (iii) recommending without qualification that the shareholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger.

             2.2.2 [intentionally blank]

             2.2.3 FAIRNESS OPINIONS. The Company represents that the Special Committee has received the opinion of Dain Rauscher Wessels (the "Company's Financial Adviser") that the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company will provide a copy of such opinion to


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Purchaser prior to the filing of the Schedule 14D-1 and the Schedule 13E-3 and any Schedule 14D-9 contemplated thereby. The Company has been authorized by the Company's Financial Adviser to permit, subject to prior review and consent by the Company's Financial Adviser (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. In addition, the Company acknowledges receipt from Sutter Securities Incorporated, which has been retained by Purchaser, of an opinion that the Offer and the Merger is fair to the holders of the Shares (other than Purchaser) from a financial point of view pursuant to Section 1203 of the CGCL.

             2.2.4 SCHEDULE 14D-9. The Special Committee shall file with the SEC, on the date the Offer Documents are filed with the SEC, a Schedule 14D-9 which contains the recommendations described in Sections 2.2.1, and shall mail the Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9, and may contain a disclaimer to such effect. Each of the Company and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given the opportunity to the extent practicable to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company.

             2.2.5 MAILING LABELS. In connection with the Offer, the Company shall cause its Transfer Agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of shareholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of and any extracts or summaries from such information then in their possessions or control.

                                  ARTICLE III.
                                   THE MERGER

        3.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall merge (the "MERGER") with and into the Company and the separate

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corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall be governed by the laws of the State of California, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it is advisable to do so because of tax or other considerations so long as such modification causes no adverse effect on the transaction from the perspective of the shareholders of the Company other than Purchaser, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such modification. From and after the Effective Time, the Merger shall have the effects specified in the CGCL.

         3.2 EFFECTIVE TIME. At the Closing contemplated in Section 9.1, the Company and Purchaser will cause an Agreement of Merger or Certificate of Ownership pursuant to Section 1110 of the CGCL implementing the terms of this Agreement (in either case, the "CALIFORNIA AGREEMENT OF MERGER") to be filed with the Secretary of State of the State of California as provided in the CGCL. The Merger shall become effective as of the date and at the time the California Agreement of Merger is duly filed by the Secretary of State of the State of California (or such later time as may be specified therein), and such time is hereinafter referred to as the "EFFECTIVE TIME."

         3.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company, until duly amended in accordance with the terms thereof and the CGCL.

         3.4 BY-LAWS. The By-Laws of Purchaser as in effect immediately prior to the Effective Time shall be the By-Laws of Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.

         3.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their resignation or removal or until their respective successors are duly elected or appointed and qualified.

         3.6 FURTHER ASSURANCES. If at any time after the Effective Time, Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (a) to vest, perfect or confirm, of record or otherwise, in Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.


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         3.7 PROXY STATEMENT. As soon as practicable after the execution of this
Agreement, the Company and Purchaser shall promptly prepare and file a preliminary Proxy Statement with the SEC with respect to the Merger, which Proxy Statement shall include the recommendation of the Special Committee that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby and the determination of the Special Committee that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company. Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, and will provide the other parties and their counsel with the opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of such party to such comments, with respect to the Proxy
Statement. Subject to the foregoing sentence, the Company shall, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof. The Company and Purchaser each shall use its reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement. If at any time prior to the time of approval and adoption of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's shareholders unless the Company has first obtained the consent of Purchaser to such mailing.

         3.8 APPROVAL OF MERGER BY SHAREHOLDERS.

             3.8.1 SHORT-FORM MERGER. In the event that, pursuant to the Offer, Purchaser purchases Shares that, together with Shares previously held by Purchaser, constitute at least ninety percent (90%) of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 1110 of the CGCL, as soon as reasonably practicable after such purchase of Shares pursuant to the Offer and satisfaction or waiver of the conditions of Article VIII (other than the conditions in Sections 8.1.4 and 8.1.5), without a meeting of the shareholders of the Company.

             3.8.2 SHAREHOLDERS' MEETING. In the event that, pursuant to the Offer, Purchaser does not purchase Shares, the Company shall (i) if requested by Purchaser, duly call, give notice of, convene and hold the Shareholders' Meeting as soon as practicable; and (ii) cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after responding to all such comments to the satisfaction of the Staff of the SEC and to obtain the necessary approvals by its shareholders of this Agreement.

             3.8.3 VOTE OF SHARES BY PURCHASER. At the Shareholders' Meeting or in any written consent in lieu of a meeting, Purchaser and its affiliates will vote all Shares owned by them and will exercise all voting rights or proxies held by them in favor of approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

             3.8.4 ACQUISITION TRANSACTIONS. Without limiting the generality of the foregoing, other than as specifically set forth in Section 3.7, the Company agrees that its obligations


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pursuant to this Section 3.8 shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company by any third party of any offer to acquire some or all of the Shares or all or any substantial portion of the assets of the Company or any change in the recommendation of the Company Board.

         3.9 OTHER FILINGS. The Company and Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "OTHER FILINGS"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, and will provide the other parties and their counsel with the opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of such party to such comments, with respect to any Other Filings or the Merger. The Company and Purchaser each shall use its reasonable efforts to obtain and furnish the information required to be included in any Other Filings or the Merger.

                                   ARTICLE IV.
               CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

         4.1 CONVERSION OR CANCELLATION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

             4.1.1 CONVERSION OF SHARES INTO CASH. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser and Shares held by the Dissenting Shareholders) shall be converted into and represent the right to receive, without interest, an amount in cash equal to the greater of $10.30 net or the amount per share which may be paid pursuant to the Offer as it may be amended (the "MERGER Consideration"), payable to the holder thereof, upon surrender of the Certificates. As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate which formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 4.2.

             4.1.2 CANCELLATION OF SHARES. Each Share issued and outstanding immediately prior to the Effective Time and owned by Purchaser shall no longer be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

             4.1.3 SHARES OF PURCHASER. Each Share of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

         4.2 EXCHANGE OF CERTIFICATES; PAYING AGENT

             4.2.1 PAYING AGENT AND FUNDS. Prior to the Closing, Purchaser shall select a bank or trust company to act as paying agent (the "PAYING AGENT") for the payment of the Merger Consideration specified in Section 4.1 pursuant to irrevocable instructions from Purchaser upon


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surrender of Certificates converted into the right to receive cash pursuant to the Merger. Prior to the Effective Time, Purchaser shall make available to the Paying Agent immediately available funds in the amount of the Merger Consideration multiplied by the number of outstanding Shares converted into the right to receive the Merger Consideration (the "FUNDS"), it being understood that any and all interest earned on the Funds shall be paid over to Purchaser by the Paying Agent as Purchaser shall direct. The Funds shall be held as a separate fund and not used for any purpose except as provided herein.

             4.2.2 LETTER OF TRANSMITTAL; STOCK CERTIFICATES. Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Company or any of the Purchaser Entities, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as Purchaser shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 4.1.1, after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 4.2, each Certificate (other than Certificates representing Shares held by Purchaser or by the Dissenting Shareholders) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 4.1.

             4.2.3 TRANSFER OF FUNDS TO PURCHASER. Six months following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Purchaser) made available to the Paying Agent by Purchaser which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

             4.2.4 FEES OF PAYING AGENT. Except as otherwise provided herein, Purchaser shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

             4.2.5 ESCHEAT. Notwithstanding anything to the contrary in this
Section 4.2, none of the Paying Agent, the Company, the Surviving Corporation or Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article IV would otherwise escheat or become the property of any

Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         4.3 DISSENTERS' RIGHTS. Notwithstanding the provisions of Section 4.1 or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of California, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the CGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 4.1.1 and in accordance with the CGCL. The Company shall give Purchaser (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         4.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the provisions set forth in Article IV.

         4.5 STOCK OPTIONS UNDER 1992 EQUITY PLAN. To the extent permitted under the Company's 1992 Equity Plan, each option granted under such plan shall at the Effective Time become the right to receive, upon surrender of such option, an amount in cash per share subject to such option equal to the amount by which the Merger Consideration exceeds the per share exercise price of such option, such amount to be payable, less an amount equal to all taxes required to be withheld from such payment, if and to the extent that such option "vests" as provided in the option agreement pursuant to which such option was granted.

                                   ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents, warrants, covenants to Purchaser that:

         5.1 AUTHORITY. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly approved by the Company Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and, except for the approval of the Merger by the holders of the Shares in accordance as required by the CGCL, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the acquisition of Shares pursuant to the Offer and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         5.2 PROXY STATEMENT; OFFER DOCUMENTS. Any Proxy Statement or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser in writing for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.3 BROKERS AND FINDERS. Neither the Company nor any of its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated herein, other than the Company's Financial Adviser pursuant to that certain Letter Agreement between the Company and the Company's Financial Adviser, a copy of which has been delivered to Purchaser.

         5.4 STATE TAKEOVER STATUTES. To the Company's knowledge, no state takeover statute or similar statute or regulation other than Chapters 11, 12 and 13 of the CGCL applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

         5.5 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Company's Financial Adviser to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view.

                                   ARTICLE VI.
                       REPRESENTATIONS AND WARRANTIES OF
                                   PURCHASER

         Purchaser hereby represents and warrants to the Company that:

         6.1 ORGANIZATION. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of California. Purchaser has all requisite corporate power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted.

         6.2 AUTHORIZED CAPITAL. The authorized capital stock of Purchaser will at the Effective Time consist of forty million (40,000,000) shares of common stock, no par value, of which all shares outstanding as of the Effective Time will be owned, beneficially or of record, by Vinita Gupta or affiliates of Vinita Gupta. The issued and outstanding share of capital stock of Purchaser is validly issued, fully paid, nonassessable and free of preemptive rights and all liens.

         6.3 AUTHORITY. Purchaser has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of its Board of Directors and approved by Vinita Gupta as sole shareholder of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary for the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         6.4 NO PRIOR ACTIVITIES. Purchaser has not incurred nor will it incur, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the Offer Documents and the consummation of the transactions contemplated hereby and thereby. Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, the Offer Documents and the transactions contemplated hereby and thereby.

         6.5 BROKERS AND FINDERS. Neither Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or investment banking fees in connection with the transactions contemplated herein, except that Purchaser has employed and will pay the fees and expenses of Sutter Securities Incorporated.

         6.6 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for any required approval of the Merger by Vinita Gupta as the sole shareholder of Purchaser, the filing of the California Agreement of Merger in accordance with the CGCL and any required filing pursuant to, and the expiration or termination of any applicable waiting periods under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by either of them of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of their respective articles of incorporation or bylaws; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with the Exchange Act; (iii) result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which Purchaser is a party or by which Purchaser or any of its assets may be bound; or (iv) assuming Purchaser's compliance with the

CGCL as provided in this Agreement, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to Purchaser or any of its assets.

         6.7 OFFER DOCUMENTS; PROXY STATEMENT; OTHER INFORMATION. None of the information included in the Offer Documents (including any amendments or supplements thereto) or any schedules required to be filed with the SEC in connection therewith and described therein as being supplied by Purchaser will, at the respective times that the Offer Documents or any amendments or supplements thereto or any such schedules are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied in writing by Purchaser specifically for inclusion in the Proxy Statement, Schedule 14D-9 or any statement required pursuant to
Section 14(f) of the Exchange Act or any other schedules or statements required to be filed with the SEC in connection therewith will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

         6.8 POST-CLOSING MATTERS. The Merger and the transactions contemplated by this Agreement will not cause the Company to be unable to pay its existing debts as they mature.

                                  ARTICLE VII.
                            COVENANTS OF THE PARTIES

         7.1 CONDUCT OF BUSINESS OF THE COMPANY. The Company and its subsidiaries shall use their best efforts to preserve intact their business organizations, to keep available the services of their operating personnel and to preserve the goodwill of those having business relationships with them, including, without limitation, suppliers. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company Board will not permit the Company or any of its subsidiaries to conduct its business and operations otherwise than in the ordinary and usual course of business consistent with past practice.

         7.2 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Purchaser of: (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; and (iii) the occurrence of any event having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect.

         7.3 FURTHER INFORMATION. Each of the Company and Purchaser shall give prompt written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall cure such breach or non-compliance or shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder.

         7.4 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use all reasonable efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act. Without limiting the generality of the foregoing, the Company and Purchaser will vigorously defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to Purchaser as Purchaser may reasonably request in order to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, Purchaser will, from time to time after the date hereof, without further consideration, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order to consummate the transactions contemplated by this Agreement.

         7.5 PUBLIC ANNOUNCEMENTS. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market. No director shall make any press release or public announcement concerning the transactions contemplated hereby and shall make no other statement inconsistent with the
Schedule 14D-9 and the Schedule 14D-1.

         7.6 INDEMNITY.

             7.6.1 Purchaser shall cause (i) all rights to indemnification by the Company now existing in favor of the Indemnified Parties as provided in the Company's Articles of Incorporation and By-Laws, or rights of indemnification equivalent thereto, and (ii) limitations of liability in the Company's Articles of Incorporation, or limitations equivalent thereto, to survive the Merger and to continue in full force and effect as rights to indemnification and limitations on liability, respectively, by the Surviving Corporation for a period of six years following the Effective Time, and shall cause to remain in full force and effect and cause the Surviving Corporation to fully perform all indemnity agreements with Indemnified Parties in effect on the date hereof (the "INDEMNITY AGREEMENTS").

             7.6.2 Subject to the terms set forth herein, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time in their capacity as director, officer or employee (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a period of six years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

             7.6.3 Any Indemnified Party wishing to claim indemnification under this Section 7.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section 7.6 unless and to the extent that such failure materially prejudices the Surviving Corporation; it being understood that it shall be deemed to materially prejudice the Surviving Corporation, as the case may be, if, as a result of such failure to notify, the Surviving Corporation is not given an opportunity to assume the defense of such claim, action, suit, proceeding or investigation within a reasonably prompt time after such claim, action, suit, proceeding or investigation is asserted or initiated. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense hereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received; provided, however, that in no event shall the Surviving Corporation be required to pay fees and expenses, including disbursements and other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

             7.6.4 For six years after the Effective Time, the Surviving Corporation shall maintain the officers' and directors' liability insurance covering the Indemnified Parties who are presently covered by the Company's officers' and directors' liability insurance, with respect to acts or omissions occurring at or prior to the Effective Time, on terms no less favorable than those in effect on the date hereof or at the Effective Time.

             7.6.5 In the event that any of the provisions of Section 7.6.1,
7.6.2. 7.6.3 or 7.6.4 above would conflict with any of the provisions of the Company's By-Laws, Articles of Incorporation or Indemnity Agreements in a manner that, if held applicable, would limit or restrict, or impose conditions or obligations on the exercise by any of the Indemnified Parties of, any of the indemnification rights or limitations of liability granted to them under the Company's By-Laws, Articles of Incorporation or Indemnity Agreements, then, in any such event or circumstance the applicable provisions of the Company's By-Laws, Articles of Incorporation or Indemnity Agreements shall control, as it is the intention of the parties that the Indemnified Parties shall have indemnification rights or limitations of liability no less favorable than those which they have under the Company's By-Laws, Articles of Incorporation or Indemnity Agreements, as in effect on the date hereof.

             7.6.6 The covenants contained in this Section 7.6 shall survive the Effective Time until fully discharged, are intended to benefit each of the Indemnified Parties and shall be binding on all successors and assignees of the Surviving Corporation.

         7.7 OTHER TRANSACTIONS.

             7.7.1 CEASE PENDING DISCUSSIONS. The Company on behalf of itself and its affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents, shall immediately cease any existing discussions or negotiations, if any, with any parties (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction (as defined below).

             7.7.2 NEW PROPOSALS. Unless and until this Agreement has been terminated pursuant to Article X hereof, the Company and any of the Company's officers and directors shall not, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation any investment banker, attorney or accountant retained by the Company) not to take or cause, directly or indirectly, any of the following actions with any party other than Purchaser or Purchaser's designees: (i) solicit, encourage, initiate, participate in or otherwise facilitate any negotiations, inquiries or discussions with respect to any offer, indication or proposal to acquire all or more than 15% of the Company's business, assets or capital shares whether by merger, consolidation, or other business combination, purchase of assets, reorganization, tender or exchange offer (each of the foregoing, an "Acquisition Proposal") or (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information. The Company will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.7.2 of the obligations undertaken in this Section 7.7.2.

             7.7.3 SUPERIOR PROPOSALS. Notwithstanding anything to the contrary contained in Sections 7.7.1 and 7.7.2 or elsewhere in this Agreement, prior to the Effective Time, the Company may participate in discussions or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company to any Person, entity or group if such Person, entity or group has delivered to the Company, prior to the date of the Company's meeting of shareholders or action pursuant to Section 1110 of the CGCL, as applicable, and in writing, an Acquisition Proposal which the Special Committee in its reasonable judgment determines if consummated would be more favorable, from a financial point of view, to the Company's shareholders than the transactions contemplated by this Agreement, which determination shall be made only after the Special Committee
(i) receives a written opinion of its legal counsel that the Special Committee would breach its fiduciary duties if it did not accept the Acquisition Proposal and (ii) a written opinion of the Company's Financial Adviser to the effect that the Acquisition Proposal is superior, from a financial point of view, to the Company's shareholders than the transactions contemplated by this Agreement (an Acquisition Proposal satisfying such conditions constituting a "Superior Proposal"). In the event the company receives a Superior Proposal, nothing contained in this Agreement (but subject to this Section 7.7.3) will prevent the Special Committee from, on behalf of the Board of Directors, executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to the shareholders of the Company, if the Special Committee determines in accordance with the preceding sentence that its fiduciary duties require it to do so; in such case, the Special Committee may withdraw, modify, or refrain from makings its recommendation of the transactions contemplated by this Agreement; provided, however, that the Special Committee shall (i) promptly notify Purchaser, and in any event within 24 hours, if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, indicating, in connection with such notice, the name of such person and the material terms of such Acquisition Proposal, (ii) provide Purchaser at least 48 hours prior written notice of the Special Committee's intention, on behalf of the Board of Directors of the Company, to execute or enter into an agreement relating to such Superior Proposal and
(iii) terminate this Agreement by written notice to Purchaser provided no sooner than 48 hours after Purchaser's receipt of a copy of such Superior Proposal.

         7.8 PURCHASER AFFILIATES. Purchaser shall cause Purchaser's affiliates to take actions in such affiliates' capacities as officers, directors or employees of the Company to comply with the Company's covenants under this
Article VII (provided, however, that Purchaser's affiliates may, by reason of conflict of interest, decline to participate in activities under Section 7.7.3) and shall cause Purchaser's affiliates not to take any willful action or inaction that causes the representations and warranties contained in Article V to be untrue.

                                  ARTICLE VIII.
                            CONDITIONS OF THE MERGER

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which have not been waived at or prior to the Closing:

             8.1.1 SHAREHOLDER APPROVAL OF MERGER. This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of the Company required by the Company's Articles of Incorporation and By-Laws and the CGCL; provided, however, that this condition shall not apply in the event that Shares are purchased pursuant to the Offer;

             8.1.2 LEGAL ACTIONS. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

             8.1.3 LAW MAKING ILLEGAL. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal.

         8.2 CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO EFFECT THE MERGER. The obligation of Purchaser to effect the Merger shall be further subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing:

             8.2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Each of the Company's representations and warranties contained in Article V shall be true and correct as of the Closing Date unless the aggregate failure of such representations and warranties to be true and correct does not have a Material Adverse Effect;

             8.2.2 COMPANY PERFORMANCE. The Company shall have performed and complied with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect;

             8.2.3 NO CHANGE IN RECOMMENDATION. There shall have been no change in the Special Committee's recommendation that the stockholders of the Company accept the Offer and approve the Merger, all as provided in Section 2.2; and

             8.2.4 DISSENTERS' RIGHTS. The holders of not more than 15% of the outstanding Shares shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their Shares by virtue of the Merger.

         8.3 CONDITION TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be further subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing:

             8.3.1 Representations and Warranties of Purchaser. Each of Purchaser's representations and warranties contained in Article VI shall be true and correct in all material respects as of the Closing Date; and

             8.3.2 PURCHASER PERFORMANCE. Purchaser shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.

                                   ARTICLE IX.
                                    CLOSING

         9.1 TIME AND PLACE. The closing of the Merger (the "CLOSING") shall take place at the offices of Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California at 9:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date on which the last of the closing conditions set forth in Article VIII is satisfied or waived unless another time, date or place is agreed upon in writing by the parties hereto.

         9.2 FILINGS AT THE CLOSING. At the Closing, Purchaser shall cause the California Agreement of Merger to be filed and recorded with the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X.
                         TERMINATION; AMENDMENT; WAIVER

         10.1 TERMINATION. This Agreement may be terminated and the Offer (if Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time:

              10.1.1 MUTUAL CONSENT. By mutual written consent of Purchaser and the Company;

              10.1.2 COURT OR GOVERNMENTAL RESTRAINT. By Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable;

              10.1.3 BY EITHER PARTY AFTER OUTSIDE DATE. By either the Company or Purchaser if the Merger shall not have been consummated by the date which is 180 days from the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement under this Section 10.1.3 shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date and shall not be available to Purchaser if Purchaser has purchased Shares pursuant to the Offer.

              10.1.4 BY PURCHASER FOR COMPANY BREACH. By Purchaser if, prior to the earlier of (a) acceptance for payment of Shares pursuant to the Offer or (b) the Closing, (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect, (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect.

              10.1.5 BY COMPANY FOR PURCHASER BREACH. By the Company if (i) there shall have been a breach of any representation or warranty on the part of Purchaser which has a material adverse effect on the consummation of the Offer or the Merger or (ii) there shall have been a material breach of any covenant or agreement on the part of Purchaser which has a material adverse effect on the consummation of the Offer or the Merger.

              10.1.6 BY PURCHASER FOR CERTAIN ACTIONS OF THE COMPANY. By Purchaser, prior to the purchase of Shares pursuant to the Offer, if (i) the Special Committee shall have withdrawn or adversely modified its recommendation of the Offer, the Merger or this Agreement or the Special Committee , upon request of Purchaser, shall fail to reaffirm such approval or recommendation within five business dates after such request if an Acquisition Proposal is pending, or shall have resolved to do any of the foregoing; (ii) the Special Committee shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than the transactions contemplated by this Agreement; (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 15% or more of the outstanding Shares is commenced (other than by Purchaser or an affiliate of Purchaser) and the Special Committee recommends that the shareholders of the Company tender their shares in such tender or exchange offer; (iv) for any reason the Company fails to call and hold the meeting of shareholders contemplated by Section 3.8.2 (provided, however, that this clause (iv) shall be ineffective if Purchaser purchases Shares pursuant to the Offer) or (vi) if the Company or any of the Persons described in Section
7.7.1 or 7.7.2 who are not affiliates of Purchaser, shall willfully and materially breach Section 7.7.1 or 7.7.2;

              10.1.7 BY THE COMPANY UPON ACCEPTING A SUPERIOR OFFER. By the Company, prior to the purchase of Shares pursuant to the Offer, if the Special Committee determines, on behalf of the Board of Directors, to accept a Superior Proposal.

         10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Offer and the Merger pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 10.2 and 10.3 hereof. Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

         10.3 FEES AND EXPENSES UPON TERMINATION. Upon the termination of this Agreement for any reason prior to the earlier of (a) the purchase of Shares by Purchaser pursuant to the Offer or (b) the Effective Time (other than termination by Purchaser and/or the Company pursuant to Sections 10.1.1, 10.1.2., 10.1.3., 10.1.4. or 10.1.5. hereof) the Company shall reimburse Purchaser and its affiliates for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by Purchaser or on Purchaser's behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants). Upon the termination of this Agreement pursuant to
Section 10.1.6 or 10.1.7, the Company shall pay to Purchaser the sum of $2,400,000. All amounts payable pursuant to this Section 10.3 shall be due within three business days after termination of this Agreement and shall be payable by wire transfer of immediately available funds.

                                   ARTICLE XI.
                                 MISCELLANEOUS

         11.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the earlier of (i) acceptance for payment of, and payment for, the Shares by Purchaser pursuant to the Offer and (ii) the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

         11.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that (i) prior to the Effective Time, consent by the Company shall require the approval of the Special Committee and (ii) after the Effective Time, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of the Shares in the Merger shall in no event be altered, and no other amendment which would adversely affect the holders of Shares shall be made, without the approval of the applicable holders.

         11.3 WAIVER OF COMPLIANCE; CONSENTS. At any time prior to the Effective Time, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Purchaser or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3.

         11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11.5 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws rules. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of California, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

         11.6 NOTICES.

                    (a) All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

                    (b) If to the Company, to:

               Prior to the Effective Time,

               Digital Link Corporation
               217 Humboldt Court
               Sunnyvale, CA  94089-1300
               Attention:  Special Committee of Board of Directors
               Telecopier:  (408) 745-6250

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, CA  94306
               Attention:  David W. Healy
               Telecopier:  (650) 494-1417

               After the Effective Time,

               Digital Link Corporation
               217 Humboldt Court
               Sunnyvale, CA  94089-1300
               Attention:  Vinita Gupta
               Telecopier:  (408) 745-6250

                    (c) if to Purchaser, to:

               DLZ Corp.
               217 Humboldt Court
               Sunnyvale, CA  94089-1300
               Attention:  Vinita Gupta

               Telecopier:  (408) 745-6250

               with copies to:

               Latham & Watkins
               135 Commonwealth Drive
               Menlo Park, California  94025
               Attention: Christopher L. Kaufman
               Telecopier: (650) 463-2600

        11.7 ENTIRE AGREEMENT, ASSIGNMENT ETC. This Agreement, including the exhibits hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and (except for Indemnified Parties) no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except that Purchaser shall have the right to assign its rights to any (directly or indirectly) wholly owned subsidiary of Purchaser without the prior written consent of the Company, provided that Purchaser shall remain fully responsible for and shall cause such subsidiary to duly and timely perform, all of Purchaser's obligations hereunder.

        11.8 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        11.9 HEADINGS; CERTAIN DEFINITIONS. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Every reference herein to the word "days," if not preceded by the word "business," shall mean calendar days, and every reference herein to the words "business days" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the city of New York are authorized or obligated by law to close.

        11.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the state of California, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                                 DLZ CORP.


                                 By:    /s/ Vinita Gupta
                                     ------------------------------------------
                                 Name:  Vinita Gupta
                                 Title: President and Chief Executive Officer


                                 DIGITAL LINK CORPORATION


                                 By:    /s/ Vinita Gupta
                                     ------------------------------------------
                                 Name:  Vinita Gupta
                                 Title: President and Chief Executive Officer

                                     ANNEX A

         The capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

         Notwithstanding any other provision of the Agreement and Plan of Merger to which this ANNEX A is attached (the "AGREEMENT") or the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares of the Company tendered, and may terminate or, subject to the terms of the Agreement, amend the Offer and may postpone the acceptance for payment of and payment for any Shares if there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with the Shares owned by Purchaser, would represent ninety percent (90%) of the outstanding shares of the Company on the date of purchase (the "MINIMUM CONDITION"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

         (a) LEGAL PROCEEDINGS. There shall have been threatened, instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign (each, a "GOVERNMENTAL ENTITY"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under California law, in addition to those required by federal securities laws, in connection with the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or the consummation by Purchaser of the Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries, or to compel the Company, Purchaser or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries; (iii) seeking to impose or confirm limitations on the ability of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders; (iv) seeking to require divestiture by Purchaser of any Shares; (v) seeking any material diminution in the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the Offer or the Merger or any other similar business combination with the Company;
(vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of Purchaser, might materially adversely affect the Company or Purchaser or the value of the Shares; or (vii) which otherwise, in the reasonable judgment of Purchaser, is likely to materially adversely affect the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of either the Company or any of its subsidiaries or Purchaser;

         (b) OTHER LEGAL ACTIONS. There shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which, in the reasonable judgment of Purchaser, is likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

         (c) MATERIAL ADVERSE CHANGE. There shall have occurred any change, condition, event or development that constitutes a Material Adverse Effect;

         (d) STOCK MARKET AND RELATED MATTERS. There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market, (ii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of Purchaser, might affect the extension of credit by banks or other lending institutions, or (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

         (e) CORPORATE CHANGES. The Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the date of this Agreement, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons, (ix) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or (x) amended or authorized or proposed any amendment to the Company's Articles of Incorporation or Bylaws;

         (f) [intentionally omitted];

         (g) REQUIRED APPROVALS. Any required approval, permit, authorization or consent of any governmental authority or agency shall not have been obtained on terms reasonably satisfactory to Purchaser;

         (h) COMPANY'S REPRESENTATIONS AND WARRANTIES. Any of the representations and warranties of the Company set forth in this Agreement that are qualified shall not be true and correct unless the effect of all such failures to be true or correct does not constitute a Material Adverse Effect;

         (i) COMPANY'S COVENANTS. The Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement unless the effect of all such failures does not constitute a Material Adverse Effect;

         (j) MODIFICATION OF RECOMMENDATION. The Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or (ii) the Company Board or any committee thereof shall have resolved to take the foregoing action; or

         (l) TERMINATION OF AGREEMENT. This Agreement shall have been terminated in accordance with its terms;

         The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in Purchaser's discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                   DLZ CORP.,


                                       and


                            DIGITAL LINK CORPORATION


                          Dated as of September 3, 1999

                                TABLE OF CONTENTS

                                                                                                PAGE


ARTICLE I. DEFINITIONS.............................................................................1
         1.1      DEFINITIONS......................................................................1

ARTICLE II. THE TENDER OFFER.......................................................................3
         2.1      THE OFFER........................................................................3
         2.2      COMPANY ACTION...................................................................4

ARTICLE III. THE MERGER............................................................................6
         3.1      THE MERGER.......................................................................6
         3.2      EFFECTIVE TIME...................................................................6
         3.3      ARTICLES OF INCORPORATION........................................................6
         3.4      BY-LAWS..........................................................................6
         3.5      DIRECTORS AND OFFICERS...........................................................7
         3.6      FURTHER ASSURANCES...............................................................7
         3.7      PROXY STATEMENT..................................................................7
         3.8      APPROVAL OF MERGER BY SHAREHOLDERS...............................................8
         3.9      OTHER FILINGS....................................................................8

ARTICLE IV. CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS.....................................9
         4.1      CONVERSION OR CANCELLATION OF SHARES.............................................9
         4.2      EXCHANGE OF CERTIFICATES; PAYING AGENT...........................................9
         4.3      DISSENTERS'RIGHTS...............................................................11
         4.4      TRANSFER OF SHARES AFTER THE EFFECTIVE TIME.....................................11
         4.5      STOCK OPTIONS UNDER 1992 EQUITY PLAN............................................11

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................11
         5.1      AUTHORITY.......................................................................11
         5.2      PROXY STATEMENT; OFFER DOCUMENTS................................................12
         5.3      BROKERS AND FINDERS.............................................................12
         5.4      STATE TAKEOVER STATUTES.........................................................12
         5.5      OPINION OF FINANCIAL ADVISOR....................................................12

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................13
         6.1      ORGANIZATION....................................................................13
         6.2      AUTHORIZED CAPITAL..............................................................13
         6.3      AUTHORITY.......................................................................13
         6.4      NO PRIOR ACTIVITIES.............................................................13
         6.5      BROKERS AND FINDERS.............................................................13
         6.6      CONSENTS AND APPROVALS; NO VIOLATIONS...........................................14
         6.7      OFFER DOCUMENTS; PROXY STATEMENT; OTHER INFORMATION.............................14

ARTICLE VII. COVENANTS OF THE PARTIES.............................................................14
         7.1      CONDUCT OF BUSINESS OF THE COMPANY..............................................14
         7.2      NOTIFICATION OF CERTAIN MATTERS.................................................15
         7.3      FURTHER INFORMATION.............................................................15
         7.4      REASONABLE EFFORTS..............................................................15
         7.5      PUBLIC ANNOUNCEMENTS............................................................15
         7.6      INDEMNITY.......................................................................16


                                        i

         7.7      OTHER TRANSACTIONS..............................................................17
         7.8      PURCHASER AFFILIATES............................................................18

ARTICLE VIII. CONDITIONS OF THE MERGER............................................................19
         8.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER......................19
         8.2      CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO EFFECT THE MERGER.................19
         8.3      CONDITION TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER................20

ARTICLE IX. CLOSING...............................................................................20
         9.1      TIME AND PLACE..................................................................20
         9.2      FILINGS AT THE CLOSING..........................................................20

ARTICLE X. TERMINATION; AMENDMENT; WAIVER.........................................................21
         10.1     TERMINATION.....................................................................21
         10.2     EFFECT OF TERMINATION...........................................................22
         10.3     FEES AND EXPENSES UPON TERMINATION..............................................22

ARTICLE XI. MISCELLANEOUS.........................................................................22
         11.1     NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.......................22
         11.2     AMENDMENT AND MODIFICATION......................................................23
         11.3     WAIVER OF COMPLIANCE; CONSENTS..................................................23
         11.4     COUNTERPARTS....................................................................23
         11.5     GOVERNING LAW; SUBMISSION TO JURISDICTION.......................................23
         11.6     NOTICES.........................................................................23
         11.7     ENTIRE AGREEMENT, ASSIGNMENT ETC................................................24
         11.8     VALIDITY........................................................................25
         11.9     HEADINGS; CERTAIN DEFINITIONS...................................................25
         11.10    SPECIFIC PERFORMANCE............................................................25

ANNEX A..........................................................................................A-1

                                       ii